Exhibit 99.1

News Release

Tutor Perini Reports Third-Quarter 2013 Results

•                  Revenue of $1,030.4 million, down 6% compared to $1,099.4 million in Q3 2012

•                  Diluted EPS of $0.49, down 9% compared to adjusted diluted EPS of $0.54 in Q3 2012

•                  Backlog of $6.9 billion (highest level since Q3 2008), up 24% compared to $5.6 billion in Q3 2012

•                  Re-affirming FY13 guidance: Revenue $4.5 billion to $5.0 billion; diluted EPS $1.65 to $1.90

SYLMAR, California — (BUSINESS WIRE) — November 4, 2013 — Tutor Perini Corporation (NYSE: TPC) (the “Company”), a leading civil and building construction company, today reported results for the third quarter ended September 30, 2013.

Third-Quarter and Nine-Month Results

Revenues were $1,030.4 million and $3,076.4 million for the third quarter and nine months ended September 30, 2013, respectively, compared to $1,099.4 million and $2,997.3 million for the same periods last year. Income from construction operations was $58.1 million and $133.6 million for the third quarter and nine months ended September 30, 2013, respectively, compared to $54.7 million and a loss from construction operations of $282.5 million for the same periods last year. Net income was $23.8 million and $54.0 million for the third quarter and nine months ended September 30, 2013, respectively, compared to $42.6 million and a net loss of $307.0 million for the same periods last year. Diluted earnings per share (EPS) were $0.49 and $1.11 for the third quarter and nine months ended September 30, 2013, respectively, compared to $0.88 and a diluted loss per share of $6.47 for the same periods last year.

Excluding a $16.8 million tax benefit recognized in the third quarter of 2012, associated with the $376.6 million goodwill and intangible assets impairment charge recorded in the second quarter of 2012, net income for the third quarter of 2012 was $25.8 million, or $0.54 per diluted share. Excluding the impairment charge and related $37.4 million tax benefit, together with a $2.7 million realized loss on the sale of certain auction rate securities and $3.6 million in discrete tax adjustments recorded in the first quarter of 2012, net income for the nine months ended September 30, 2012 was $37.4 million, or $0.78 per diluted share. Net income and diluted EPS excluding these adjustments are non-GAAP financial measures, which are discussed below and are reconciled to the most directly comparable GAAP measures in the financial tables attached hereto.

Revenues decreased 6.3% in the third quarter and increased 2.6% in the nine months ended September 30, 2013, respectively, compared to the same periods last year. The decrease in third quarter revenue was primarily driven by reduced activity on certain large healthcare and office facility projects in the Building segment in California. The increase in revenue for the nine months ended September 30, 2013 was primarily driven by increased activity on certain hospitality and gaming projects in California, Arizona and Nevada. The decrease in net income for the three months ended September 30, 2013 was primarily driven by the aforementioned $16.8 million tax benefit. The increase in net income for the nine months ended September 30, 2013 was primarily driven by the aforementioned impairment charge.

Excluding the impairment charge and other discrete items discussed above, the decrease in net income for the three months ended September 30, 2013 was primarily driven by reduced activity on certain large healthcare and office facility projects in the Building segment in California, and the increase in net income for the nine months ended September 30, 2013 was primarily driven by strong operating performance in the Civil segment and Hurricane Sandy-related projects performed in the first quarter in New York.

The Company generated $27.5 million of cash from operating activities in the third quarter of 2013 compared to $4.0 million in the same quarter last year. At September 30, 2013, working capital was $820.8 million, an increase of $73.2 million from $747.6 million at December 31, 2012. The Company believes its financial position and available borrowing under existing credit arrangements are sufficient to support the Company’s current backlog and anticipated new work.

Backlog Increased to $6.9 Billion on Continued Strong Volume of New Awards

The backlog of uncompleted construction work at September 30, 2013 was $6.9 billion, an increase of $1.3 billion from $5.6 billion reported at December 31, 2012 and at September 30, 2012. Revenue earned during the third quarter partially offset a continued strong volume of new awards and adjustments to contracts in process, which together added approximately $1.3 billion. Significant additions to backlog included the Company’s $511 million share of the $1.022 billion joint venture California High-Speed Rail design-build project, two Wisconsin highway construction contracts collectively valued at $191 million, a $47 million transit station electrical subcontract, and a $24 million military housing renovation project in Guam. As mentioned last quarter, the $6.9 billion backlog excludes more than $400 million of work related to construction of the South Tower at Hudson Yards, for which the Company will earn a profit despite not recognizing revenue due to the customer’s direct contracts for certain externally subcontracted services. The Company continues to target a number of attractive civil infrastructure and building projects which could be awarded in the balance of this year or first half of next year.

Outlook and Guidance

Ronald Tutor, Chairman and Chief Executive Officer, said, “I am pleased with the continued growth in our backlog and our strongest quarterly operating margin in three years, which reflect solid growth and execution in our Civil segment. Our backlog remains at the highest level in five years and it should continue to grow, as we expect to book the $600 million Hudson Yards platform in the fourth quarter. We expect to deliver strong fourth-quarter results driven by the continued ramp-up of several large Civil projects.”

Based on performance to date and the outlook for the remainder of this year, the Company is re-affirming its fiscal 2013 guidance for revenue in the range of $4.5 billion to $5.0 billion and diluted EPS in the range of $1.65 to $1.90.

Non-GAAP Financial Measures

To supplement our consolidated financial statements presented based on accounting principles generally accepted in the United States of America (“GAAP”), we sometimes use non-GAAP measures of income from operations, net income, EPS and other measures that we believe are appropriate to enhance an overall understanding of our historical financial performance and future prospects. The Company is providing these measures to provide additional information to facilitate the comparison of past and present operations, and they are among the indicators management uses as a basis for evaluating its financial performance as well as for forecasting future periods. For these reasons, management believes these non-GAAP measures can be useful operating performance measures to be considered by investors, potential investors, and others. These measures are not intended to replace the presentation of our financial results in accordance with GAAP, and they should be considered in addition to, and not in lieu of, our GAAP results. The non-GAAP financial measures that we provide may not be comparable to other similarly titled measures of other companies. A table reconciling reported income/loss from construction operations, net income/loss, and diluted earnings/loss per share under GAAP to adjusted income from operations, net income and diluted EPS in 2012 is attached. Included in the adjustments to GAAP are the impacts of: (i) the $376.6 million goodwill and intangible assets impairment charge recorded in the second quarter of 2012 and the related $37.4 million tax benefit, (ii) $3.6 million of discrete tax expense items related to an increase in unrecognized tax benefits and an adjustment, both associated with certain stock-based compensation items identified during the first quarter of 2012, and (iii) the $2.7 million realized loss on the sale of auction rate securities in the first quarter of 2012.

Third-Quarter Conference Call

The Company will host a conference call at 2:00 PM Pacific Time on Monday, November 4, 2013, to discuss the third-quarter 2013 results. To participate in the conference call, please dial (866) 515-2915 and enter the passcode 21752835 five to ten minutes prior to the scheduled time. International callers should dial +1 (617) 399-5129 and enter the passcode 21752835.

The conference call will be webcasted live over the internet and can be accessed on Tutor Perini’s website at www.tutorperini.com. To listen to the webcast, please visit Tutor Perini’s website at least fifteen minutes prior to the start of the call to register, download, and install any necessary software. For those unable to participate during the live call, the webcast will be available for replay shortly after the call on Tutor Perini’s website for 90 days.

About Tutor Perini Corporation

Tutor Perini Corporation is a leading civil and building construction company offering diversified general contracting and design-build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures. We offer general contracting, pre-construction planning, and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials, and subcontractors required for a project. We also offer self-performed construction services including excavation, concrete forming and placement, steel erection, electrical and mechanical services, plumbing, and HVAC. We are known for our major complex building project commitments as well as our capacity to perform large and complex transportation and heavy civil construction for government agencies and private clients throughout the world.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future and statements regarding future guidance or estimates and non-historical performance. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. The Company’s expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. There can be no assurance that future developments affecting the Company will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company’s ability to successfully and timely complete construction projects; the Company’s ability to win new contracts and convert backlog into revenue; the Company’s ability to realize the anticipated economic and business benefits of its acquisitions and its strategy to assemble and operate a Specialty Contractors business segment; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenue, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects and the impact of changing economic conditions on federal, state and local funding for infrastructure projects; possible changes or developments in international or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials; and other risks and uncertainties discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission on February 25, 2013. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact:

Tutor Perini Corporation
Jorge Casado, 818-362-8391
Director, Investor Relations

www.tutorperini.com

Tutor Perini Corporation

Consolidated Balance Sheets

(Dollars in thousands, except par value)

	September 30, 2013 (Unaudited)	December 31, 2012
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$127,902	$168,056
Restricted cash	47,466	38,717
Accounts receivable, including retainage	1,397,857	1,224,613
Costs and estimated earnings in excess of billings	538,421	465,002
Deferred income taxes	9,631	10,071
Other current assets	48,360	75,388
Total current assets	2,169,637	1,981,847

Long-term investments	46,283	46,283
Property and equipment, net	493,326	485,095
Goodwill	571,932	570,646
Intangible assets, net	117,010	126,821
Other	80,759	85,718

Total assets	$3,478,947	$3,296,410

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	$107,821	$67,710
Accounts payable, including retainage	797,129	696,473
Billings in excess of costs and estimated earnings	282,261	301,761
Accrued expenses and other current liabilities	161,649	168,326
Total current liabilities	1,348,860	1,234,270

Long-term debt, less current maturities	669,710	669,380
Deferred income taxes	109,922	109,900
Other long-term liabilities	146,484	138,996
Total liabilities	2,274,976	2,152,546

CONTINGENCIES AND COMMITMENTS

STOCKHOLDERS’ EQUITY:
Preferred stock, $1 par value:
Authorized — 1,000,000 shares Issued and outstanding — none	—	—
Common stock, $1 par value:
Authorized — 75,000,000 shares Issued and outstanding — 48,115,399 shares and 47,556,056 shares	48,115	47,556
Additional paid-in capital	1,008,796	1,002,603
Retained earnings	191,316	137,279
Accumulated other comprehensive loss	(44,256)	(43,574)
Total stockholders’ equity	1,203,971	1,143,864

Total liabilities and stockholders’ equity	$3,478,947	$3,296,410

Tutor Perini Corporation

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Revenues	$1,030,388	$1,099,393	$3,076,381	$2,997,273

Cost of operations	909,531	983,930	2,749,212	2,708,590

Gross profit	120,857	115,463	327,169	288,683

General and administrative expenses	62,763	60,787	193,522	194,644

Goodwill and intangible asset impairment	—	—	—	376,574

INCOME (LOSS) FROM CONSTRUCTION OPERATIONS	58,094	54,676	133,647	(282,535)

Other (expense) income, net	(9,488)	545	(13,549)	(681)
Interest expense	(11,571)	(11,039)	(33,990)	(32,724)

Income (loss) before income taxes	37,035	44,182	86,108	(315,940)

(Provision) benefit for income taxes	(13,276)	(1,591)	(32,071)	8,905

NET INCOME (LOSS)	$23,759	$42,591	$54,037	$(307,035)

BASIC EARNINGS (LOSS) PER COMMON SHARE	$0.50	$0.90	$1.13	$(6.47)

DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.49	$0.88	$1.11	$(6.47)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	47,959	47,556	47,735	47,440
Effect of dilutive stock options and restricted stock units	666	661	802	—
DILUTED	48,625	48,217	48,537	47,440

Tutor Perini Corporation

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2013	2012
Cash Flows from Operating Activities:
Net income (loss)	$54,037	$(307,035)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Goodwill and intangible asset impairment	—	376,574
Depreciation and amortization	41,766	46,676
Stock-based compensation expense	6,597	7,424
Excess income tax benefit from stock-based compensation	(356)	—
Deferred income taxes	(503)	(42,008)
Adjustment of interest rate swap to fair value	—	264
Loss on sale of investments	—	2,699
(Gain) loss on sale of property and equipment	(220)	509
Other long-term liabilities	17,877	(8,399)
Other non-cash items	444	(446)
Changes in other components of working capital	(130,700)	(104,135)
NET CASH USED IN OPERATING ACTIVITIES	(11,058)	(27,877)

Cash Flows from Investing Activities:
Acquisition of property and equipment	(39,810)	(33,737)
Proceeds from sale of property and equipment	2,551	11,750
Investments in available-for-sale securities	—	(535)
Proceeds from sale of available-for-sale securities	—	16,553
Change in restricted cash	(8,749)	(3,263)
NET CASH USED IN INVESTING ACTIVITIES	(46,008)	(9,232)

Cash Flows from Financing Activities:
Proceeds from debt	571,285	511,579
Repayment of debt	(536,227)	(485,543)
Business acquisition related payments	(17,716)	(10,090)
Excess income tax benefit from stock-based compensation	356	—
Issuance of common stock and effect of cashless exercise	(786)	(307)
Debt issuance costs	—	(1,993)
NET CASH PROVIDED BY FINANCING ACTIVITIES	16,912	13,646

Net Decrease in Cash and Cash Equivalents	(40,154)	(23,463)
Cash and Cash Equivalents at Beginning of Year	168,056	204,240
Cash and Cash Equivalents at End of Period	$127,902	$180,777

Supplemental Disclosure of Cash Paid For:
Interest	$26,918	$24,005
Income taxes	$18,449	$17,647
Supplemental Disclosure of Non-cash Transactions:
Property and equipment acquired through financing arrangements	$458	$2,050
Grant date fair value of common stock issued for services	$11,393	$5,075

Tutor Perini Corporation

Reconciliation of Non-GAAP Measures

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Reported net income (loss)	$23,759	$42,591	$54,037	$(307,035)
Plus: Impairment charge	—	—	—	376,574

Less: Tax benefit provided on impairment charge	—	(16,771)	—	(37,424)

Plus: Realized loss on sale of investments	—	—	—	2,699
Less: Tax benefits provided on realized sale of investments	—	—	—	(1,057)
Plus: Discrete tax adjustments	—	—	—	3,649
Net income, excluding discrete items	$23,759	$25,820	$54,037	$37,406

Reported diluted income (loss) per common share	$0.49	$0.88	$1.11	$(6.47)

Plus: Impairment charge, net of tax benefit		(0.34)		7.14
Plus: Realized loss on sale of investments	—	—	—	0.03
Plus: Discrete tax adjustments	—	—	—	0.08
Diluted earnings per common share, excluding discrete items	$0.49	$0.54	$1.11	$0.78

Tutor Perini Corporation

Segment Information

(In thousands)

	Reportable Segments
			Specialty	Management				Consolidated
	Building	Civil	Contractors	Services	Totals	Corporate		Total
Three Months Ended September 30, 2013
Total revenues	$352,013	$379,765	$287,633	$37,031	$1,056,442	$—		$1,056,442
Elimination of intersegment revenues	(21,250)	(4,270)	—	(534)	(26,054)	—		(26,054)
Revenues from external customers	$330,763	$375,495	$287,633	$36,497	$1,030,388	$—		$1,030,388
Income from construction operations	$13,530	$47,532	$9,312	$1,344	$71,718	$(13,624	)*	$58,094

Three Months Ended September 30, 2012
Total revenues	$391,531	$350,542	$315,270	$51,744	$1,109,087	$—		$1,109,087
Elimination of intersegment revenues	(508)	(4,202)	—	(4,984)	(9,694)	—		(9,694)
Revenues from external customers	$391,023	$346,340	$315,270	$46,760	$1,099,393	$—		$1,099,393
Income from construction operations	$20,847	$26,280	$14,236	$2,841	$64,204	$(9,528	)*	$54,676

	Reportable Segments
			Specialty	Management				Consolidated
	Building	Civil	Contractors	Services	Totals	Corporate		Total
Nine Months Ended September 30, 2013
Total revenues	$1,199,493	$995,963	$873,546	$130,144	$3,199,146	$—		$3,199,146
Elimination of intersegment revenues	(53,267)	(66,073)	(10)	(3,415)	(122,765)	—		(122,765)
Revenues from external customers	$1,146,226	$929,890	$873,536	$126,729	$3,076,381	$—		$3,076,381
Income from construction operations	$20,791	$98,285	$44,583	$6,262	$169,921	$(36,274	)*	$133,647

Nine Months Ended September 30, 2012
Total revenues	$1,066,494	$928,203	$858,843	$184,629	$3,038,169	$—		$3,038,169
Elimination of intersegment revenues	(4,417)	(8,794)	(233)	(27,452)	(40,896)	—		(40,896)
Revenues from external customers	$1,062,077	$919,409	$858,610	$157,177	$2,997,273	$—		$2,997,273
Income from construction operations
Before Impairment Charge	$(2,537)	$68,884	$53,852	$6,579	$126,778	$(32,739	)*	$94,039
Impairment Charge	(282,608)	(65,503)	(11,489)	(16,974)	(376,574)	—		(376,574)
Total	$(285,145)	$3,381	$42,363	$(10,395)	$(249,796)	$(32,739)		$(282,535)

* Consists primarily of corporate general and administrative expenses.

Tutor Perini Corporation

Backlog Information

(In millions)

			Revenues
	Backlog at June 30, 2013	New Business Awarded (1)	Recognized in the Three Months Ended September 30, 2013	Backlog at September 30, 2013

Building	$2,063.3	$116.4	$(330.8)	$1,848.9
Civil	2,643.3	810.5	(375.5)	3,078.3
Specialty Contractors	1,586.5	372.9	(287.6)	1,671.8
Management Services	293.6	46.4	(36.5)	303.5
Total	$6,586.7	$1,346.2	$(1,030.4)	$6,902.5

			Revenues
	Backlog at December 31, 2012	New Business Awarded (1)	Recognized in the Nine Months Ended September 30, 2013	Backlog at September 30, 2013

Building	$1,964.9	$1,030.3	$(1,146.3)	$1,848.9
Civil	1,774.0	2,234.2	(929.9)	3,078.3
Specialty Contractors	1,507.3	1,038.0	(873.5)	1,671.8
Management Services	357.4	72.8	(126.7)	303.5
Total	$5,603.6	$4,375.3	$(3,076.4)	$6,902.5

(1)  New business awarded consists of the original contract price of projects added to our backlog plus or minus subsequent changes to the estimated total contract price of existing contracts.